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                                                                      EXHIBIT 23




                        CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Getchell Gold Corporation:


We consent to incorporation by reference in the registration statements No. 333-30241 on Form S-3 and Nos. 333-65665, 33-80335, 33-24401, 33-24414,
33-31226, 33-32572, 33-37085, 33-39067, 33-43602, 33-45342, 33-56046, 33-57761,
33-74020, and 333-22005 on Form S-8 of Getchell Gold Corporation of our report dated February 19, 1999, relating to the consolidated balance sheets of Getchell Gold Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity and cash flow for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Getchell Gold Corporation.





                                        KPMG LLP


Denver, Colorado
February 23, 1999